Exhibit 99.1

Sienna Biopharmaceuticals Reports Second Quarter 2017 Financial Results

WESTLAKE VILLAGE, Calif., Sept. 7, 2017 – Sienna Biopharmaceuticals, Inc. (NASDAQ:SNNA) today reported the Company’s financial results for the second quarter of 2017.

“We are pleased to report the results of our second quarter,” said Frederick C. Beddingfield III, M.D., Ph.D., President and Chief Executive Officer of Sienna. “We continue to make significant progress in our research and development efforts to enable a total of five clinical-stage programs within the first half of next year. During the second quarter, we began the nonclinical studies required to advance SNA-125 into human trials in atopic dermatitis and psoriasis in the first half of 2018. We are planning to initiate our second Phase 2b trial of SNA-120 by the end of 2017. In addition, we continue to progress our pivotal trials of SNA-001 toward topline data for both the treatment of acne and for the reduction of light-pigmented hair expected in the second half of 2018. These are exciting times for Sienna, and we are thankful for our stockholders’ continued support as we work to bring innovative topical therapies to dermatology and aesthetics practitioners and their patients.”

Business Highlights

On Aug. 1, 2017, Sienna closed the Company’s initial public offering, or IPO, of 4,983,333 shares of common stock at a public offering price of $15.00 per share, which included the exercise in full by the underwriters of their option to purchase up to an additional 650,000 shares of common stock. Aggregate gross proceeds to the Company were approximately $74.7 million, before underwriting discounts, commissions and offering expenses.

Sienna’s pipeline currently includes:

(from the Company’s Topical by Design™ platform)

•	SNA-120 (tropomyosin receptor kinase A, or TrkA, inhibitor) for the treatment of pruritus associated with psoriasis and the underlying psoriasis

•	SNA-125 (dual Janus kinase 3, or JAK3, and TrkA inhibitor) for the treatment of atopic dermatitis and pruritus

•	SNA-125 (dual JAK3 and TrkA inhibitor) for the treatment of psoriasis and pruritus

(from the Company’s Topical Photoparticle Therapy™ platform)

•	SNA-001 for the treatment of acne

•	SNA-001 for the reduction of light-pigmented hair

Selected Financial Results

Total operating expenses for the three months ended June 30, 2017, were approximately $11.3 million, which includes research and development, or R&D, expenses totaling approximately $6.7 million and general and administrative, or G&A, expenses totaling approximately $4.6 million. Total operating expenses for the three months ended June 30, 2016, were approximately $5.0 million, which included R&D expenses totaling approximately $2.5 million and G&A expenses totaling approximately $2.5 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the ongoing pivotal trials for SNA-001. The year-over-year increase in G&A expenses was due primarily to an increase in personnel costs, certain legal and audit fees and a $0.7 million non-cash increase in the fair value of the contingent consideration liability related to the Company’s acquisition of Creabilis plc in December 2016.

Total operating expenses for the six months ended June 30, 2017, were approximately $20.3 million, which includes R&D expenses totaling approximately $11.6 million and G&A expenses totaling approximately $8.6 million. Total operating expenses for the six months ended June 30, 2016, were approximately $9.0 million, which included R&D expenses totaling approximately $4.4 million and G&A expenses totaling approximately $4.5 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the ongoing pivotal trials for SNA-001. The year-over-year increase in G&A expenses was due primarily to an increase in personnel costs, certain legal and audit fees and a $2.1 million non-cash increase in the fair value of the contingent consideration liability related to the Company’s acquisition of Creabilis plc in December 2016.

Sienna’s cash as of June 30, 2017, prior to the closing of the Company’s IPO, totaled approximately $31.7 million.

About Sienna Biopharmaceuticals

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on bringing innovations in biotechnology to the discovery, development and commercialization of first-in-class, targeted, topical products in medical dermatology and aesthetics. The Company’s objective is to develop an innovative, diversified, multi-asset pipeline of topical therapies that enhance the health, appearance and quality of life of dermatology and aesthetics patients. Sienna is led by a management team with extensive experience in product development and commercialization at several leading dermatology, aesthetics and biotechnology companies.

For more information, visit the Company’s website at www.SiennaBio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements regarding Sienna’s expectations regarding its ability to develop additional clinical-stage programs and the timing thereof, the timing of initiation of clinical studies of its product candidates, the timing of release of additional data for its product candidates, the timing of initiation of additional studies for its product candidates, plans regarding ongoing studies for existing programs and potential benefits of its products under development. Such forward-looking statements involve substantial risks and uncertainties that could cause Sienna’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.

Such risks and uncertainties include, among others, the uncertainties inherent in the pharmaceutical drug and medical device development processes, including regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing pharmaceutical drug and medical device products, Sienna’s ability to successfully protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of Sienna’s drug candidates. Sienna undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Sienna’s most recent Quarterly Report on Form 10-Q and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Sienna Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$6,704	$2,484	$11,622	$4,419
General and administrative	4,562	2,549	8,638	4,543

Total operating expenses	11,266	5,033	20,260	8,962

Loss from operations	(11,266)	(5,033)	(20,260)	(8,962)
Other income	6	106	11	199
Interest and other expense	(1,678)	—	(2,844)	—

Net loss before taxes	(12,938)	(4,927)	(23,093)	(8,763)
Income tax benefit	81	—	127	—

Net loss	$(12,857)	$(4,927)	$(22,966)	$(8,763)

Per share information:
Net loss, basic and diluted[1]	$(6.50)	$(2.91)	$(11.81)	$(5.19)

Basic and diluted weighted average shares outstanding[2]	1,978	1,693	1,944	1,690

[1]	Diluted net loss per share is the same as basic net loss per share, as the effects of potentially dilutive securities are antidilutive during periods of net loss.

[2]	Immediately prior to the closing of the IPO on Aug. 1, 2017, all outstanding shares of the Company’s preferred stock were automatically converted into 12,846,843 shares of common stock. As of Aug. 1, 2017, there were 20,531,231 shares of common stock outstanding.

Sienna Biopharmaceuticals, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	(unaudited)
	June 30, 2017	December 31, 2016
Cash	$31,719	$9,091
Working capital	23,623	640
Total assets	92,002	62,377
Total current liabilities	11,751	9,883
Total liabilities	47,998	40,260
Convertible preferred stock	99,763	59,517
Accumulated deficit	58,318	35,352
Total stockholders’ equity	44,004	22,117

Contact (Investors and Media):

Ric Peterson

Chief Financial Officer

rpeterson@siennabio.com

818-629-2232

Sean Andrews

Senior Director, Investor Relations

sandrews@siennabio.com

818-629-2244

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